Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL PORTIONS REDACTED

DEVELOPMENT COLLABORATION AGREEMENT

This DEVELOPMENT COLLABORATION Agreement (this “Agreement”) is entered into on October 8, 2021 (the “Effective Date”), by and between LIXTE BIOTECHNOLOGY HOLDINGS, INC. (“Lixte”), with its office and place of business at 680 E Colorado Blvd., Suite 180, Pasadena, CA 91101 and STICHTING HET NEDERLANDS KANKER INSTITUUT – ANTONI VAN LEEUWENHOEK ZIEKENHUIS, a foundation incorporated under the laws of The Netherlands, with its registered office at Plesmanlaan 121, 1066 CX Amsterdam (“NKI-AVL” or “Institution”) and STICHTING ONCODE INSTITUTE, a foundation incorporated under the laws of The Netherlands, with its registered office at Jaarbeursplein 6, 3521AL, Utrecht, and registered with the chamber of commerce with number 69303010 (“Oncode”). Each of Lixte, NKI-AVL and Oncode are referred to as a “Party” and together as, the “Parties.”

WHEREAS, Lixte owns and/or controls all rights in the Compound (defined below), including without limitation patents and other intellectual property covering and relating the composition of the Compound and use thereof; and

WHEREAS, NKI-AVL and Oncode have conducted certain preliminary research relating to which drug combinations with the Compound are most effective in treatment of cancer, and the Parties desire to collaborate to conduct additional research regarding the foregoing, on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing premises, the covenants, representations and warranties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

1.       Material and Information.

1.1.       “Compound” means the compound designated LB-100 and/or analogs, metabolites and/or active forms thereof; “Material” means any Compound provided by Lixte to Institution pursuant to this Agreement, together with any progeny, mutants, derivatives or parts thereof, and any materials that could not be made but for the use of the Material and/or Information. “Information” means data, research results, formulas, technical data, and any other information relating to the Material or the use thereof, which is disclosed to Institution by Lixte or its designees.

2.       Scope of Work.

2.1.       The Parties will collaborate in the performance of a preclinical research study in accordance with the terms of the Exhibit A (the “Study”), which is incorporated into this Agreement by reference. The terms of Exhibit A may not be modified except upon the mutual agreement of the Parties in an amendment executed by both Parties. From time to time, the Parties may agree to conduct additional studies, upon execution of a mutually agreed written scope of work executed by both Parties, annexed hereto and incorporated herein.

2.2.       The Study will be conducted solely at facilities owned or controlled by Institution, and by personnel employed or retained by Institution. Institution certifies that, to its best knowledge, its facilities, resources and personnel are adequate to perform the Study contemplated by this Agreement. Institution agrees that all aspects of the Study will be conducted in conformity with all applicable laws. Institution further agrees not to conduct any research activities with the Compound which are contrary to the provisions of the Study or outside the scope of the Study.

2.3.        It is anticipated that the Study shall commence following the Effective Date, and Institution shall use reasonable efforts to complete the Study within twenty-four (24) months of the Effective Date. The duration of the Study is as set forth in Exhibit A.

3.       Collaboration With Lixte.

3.1.       Lixte will supply to Institution Information and quantities of the Compound reasonably necessary to conduct the Study. Lixte will provide the funding specified under “Budget” in Exhibit A.

3.2.       Lixte will collaborate with Institution with respect to the design and implementation of the Study. Institution will provide regular reports to Lixte on the progress of the Study.

3.3.       Except as specified in Exhibit A, each Party shall bear its own costs related to the conduct of the Study and the collaboration related thereto.

4.       Ownership and Use of Compound, Material and Information.

4.1.       Lixte retains all right, title and interest in and to the Compound and all Material and Information. Except for the limited rights expressly granted herein with respect to the use of Material and Information, Recipient shall have no other rights in the Compound, or any Material or Information, and is granted no rights in any other Lixte intellectual property rights (including any patents, trade secret, trademarks or copyrights), whether expressly, by implication or estoppel. All rights not expressly granted herein are reserved to Lixte. Nothing herein shall restrict Lixte’s right to use and distribute the Compound and Information, including without limitation to distribute same to commercial or non-commercial entities.

4.2.       Lixte hereby grants to Institution, during the Study Term, a limited, non-exclusive, revocable, non-sublicenseable and non-transferable right to use the Material and Information, solely internally by Institution for the Study.

4.3.       Institution acknowledges and agrees that:

(a)       The Compound, Material and Information are subject to patent protection and reflect the confidential trade secrets of Lixte, and are made available for use by Institution solely for academic or scientific research, the results of which may not be disclosed or obligated in any way to any commercial third party;

(b)       Principal Investigator shall not obtain Compound for the Study from any source other than Lixte or an authorized third party designated by Lixte;

(c)       Except as expressly permitted hereunder, Institution shall not use any Material or Information, directly or indirectly, for any commercial purpose, including filing any patent application thereon or with respect thereto, or for any research sponsored by or in collaboration with any third party;

(d)       Without limiting Institution’s rights to publish research results in accordance with Section 7.2, Institution shall not disclose or transfer any Material or Information to any third party;

(e)       Since not all of the Compound’s characteristics are known, it should be used with caution and prudence; and

(f)       The Material and Information may be used for investigational use in laboratory animals and/or in vitro studies, but not for any use in humans.

4.4.       If this Agreement is terminated, if the Study is completed and Institution has unused Material, or at any time upon the request of Lixte, Institution shall promptly return the Material and any Information to Lixte or dispose of it in a lawful manner, at Lixte’s discretion.

4.5.       Institution shall restrict access to and use of the Material and Information to persons engaged in performing the Study as permitted hereunder. Institution shall supervise all persons engaged in performing the Study and/or who have access to the Material or Information, and shall ensure that such persons are informed of and abide by the applicable terms of this Agreement. Institution may not store or use the Material at any facility outside the control of Institution. Institution shall comply with all applicable laws and regulations, and all written instructions from Lixte, in the storage, handling, use, return, and disposal of the Material. Institution agrees not to transfer the Material to any third party without the prior written permission of Lixte. Institution shall at all times be responsible for the compliance with this Agreement by Institution’s employees, representatives and/or any other person under its control and supervision who has access to the Material or Information. For the avoidance of doubt, no right is granted hereunder for any individual who leaves the employ of Institution to transfer or use any Material or Confidential to with any subsequent employer or institution.

5.       Intellectual Property Rights.

5.1.       Institution and Oncode acknowledge and agree that the Compound, Material, and Information are valuable business property of Lixte, subject to intellectual property rights owned by or licensed to Lixte. If the use of the Material or Information results in any Invention (defined below), Institution and Oncode agree to disclose promptly to Lixte any such Invention in confidence before otherwise disclosing the same publicly or to any third party, so that Lixte can determine whether such Invention should be the subject of a patent application. “Invention” means any invention, process, substance, or improvement, whether or not patentable, based on work conducted in the Study or otherwise invented through the use of, derived from, or which incorporates or comprises use of, any Material or Information, including without limitation any new use or improvement to any Material and/or any substance isolated, and all intellectual property rights therein and relating thereto.

5.2.       Inventorship of an Invention shall be determined in accordance with U.S. patent law. Except as otherwise specified in this Section 5, an invention shall be solely owned by Institution if conceived, reduced to practice or otherwise invented (“Invented”) solely by a representative of Institution, and jointly-owned by both Institution and Lixte if invented jointly by representatives of both Institution and Lixte, provided that any Invention that, in whole or part, comprises, or relates to or derives from the use of, the Compound (whether invented solely by Institution or jointly with Lixte or NKI) shall be jointly-owned by both Institution and Lixte.

5.3.       With respect to any Invention owned in whole or part by Institution (a “Institution Invention”), Institution and Oncode hereby grant to Lixte: (i) a non-exclusive, royalty-free and fully paid up, worldwide, irrevocable, non-transferable (except to the successor to Lixte’s business, whether by sale of all or substantially all of the equity or assets, by merger or otherwise) license under its rights in an Institution Invention to make, have made, use, import and otherwise practice such Institution Invention for any purpose relating to internal research or development activities and for any purpose related to the exploitation of the Compound and (ii) the exclusive option to obtain an exclusive license under Institution’s rights in any such Institution Invention for all purposes (including without limitation the commercial manufacture and sale of products and services) on reasonable commercial terms (the “Option”). Upon Lixte’s exercise of its Option, the Parties will promptly commence good faith negotiations in an attempt to reach an exclusive license agreement at a reasonable royalty rate satisfactory to both Parties (the approval of which is not to be unreasonably withheld, delayed or denied by Institution) and otherwise on other standard license terms. Should Lixte fail to exercise its Option within one (1) month, or the Parties negotiate in good faith but do not mutually agree and execute an exclusive license as set forth above within six (6) months from exercising the Option, Institution may grant a license under its rights in any such solely-owned Institution Invention to one or more third parties without Lixte’s consent, provided that for a period of six (6) months after the expiration of the negotiation period with Lixte, Institution may not offer to license any solely owned or jointly-owned Institution Invention to any third party on materially better terms than those last offered to Lixte without first offering such terms to Lixte, in which case Lixte will have a period of thirty (30) days in which to accept or reject the offer and provide further that Lixte shall have no obligation to grant to such third party licensee any license under the Compound or any Lixte patents. For the avoidance of doubt, in the event Lixte elects not to exercise the Option, or if the parties enter into an exclusive license but such exclusive license expires or is terminated for any reason, Lixte shall retain the perpetual non-exclusive license specified in subsection (i) above. Notwithstanding anything to the contrary herein, and to the extent Institution is legally able to do so, Lixte shall solely own any Invention made through activities in breach of this Agreement, including without limitation any use of the Compound, Material or Information outside the scope of the license granted hereunder.

5.4.       Institution shall not file any patent application for any Invention without giving adequate prior notice to Lixte of such Invention. If notwithstanding the foregoing, Institution files in its own name any application for patent for any Invention, it shall, and hereby does, assign to Lixte ownership or co-ownership, for as far as applicable, in accordance with this Section 5, more specifically Section 5.2.

5.5.       Lixte shall control the prosecution of all patents for any Inventions, at Lixte’s cost, with the cooperation of Institution, provided that Institution shall control the prosecution of any Invention that is solely owned by Institution and for which Lixte declines to exercises its licensing Option, in which case it is at the discretion of Institution whether or not to continue the prosecution or maintenance of such patents. Lixte shall keep Institution reasonable information of the progress of such patent prosecution.

5.6.       Notwithstanding anything to the contrary herein, the Parties have agreed to collaborate with respect a patent application that will cover the research conducted by the research group of Prof. R. Bernards (“Principal Investigator”) only prior to the Effective Date and directly relating to the subject matter of the Study, to include information and contributions by both Parties, and to file such application as a jointly-owned Invention. Such Invention and patent application shall be subject to the terms of this Agreement, including without limitation Section 5.3. Each Party shall execute and cause to be executed by its employees and agents all documents, and perform all acts, including providing reasonable assistance with the filing and prosecution of any patents, necessary to effect or evidence the ownership of any Invention as set forth in this Agreement, at the request and expense of the other Party.

6.       Confidentiality.

6.1.       Paragraphs 1 through 3 of the Reciprocal Non-Disclosure Agreement between the Parties dated ● (attached hereto as Exhibit B) are incorporated herein by reference as if full stated herein, with the term “Lixte” substituted for “Provider” and “Institution” substituted for “Recipient.” The Parties agree that the Compound, Material and Information (whether disclosed in writing, orally or through visual inspection) are the Confidential Information of Lixte, and the Study Results are the Confidential Information of both Parties, in each case including all copies of the foregoing and all summaries and notes thereof or derived therefrom whether created by Lixte or Institution.

6.2.       A recipient of Confidential Information hereunder shall use such information solely for purposes of this Agreement, and hold in confidence and not disclose to any third party such Confidential Information during the term hereof and for a period of five (5) years from the termination of this Agreement.

7.       Study Results and Publications.

7.1.       Institution shall keep Lixte reasonably informed about the progress of the Study and the research results thereof. Within sixty (60) days of completing the Study, Institution shall provide Lixte with a copy of the data, materials and other research results obtained from the use of the Compound or Confidential Information (“Study Data”).

7.2.       In order to protect Lixte’s proprietary and/or patent rights to the Compound and Information, Institution agrees to provide Lixte with an advance copy of any proposed publication or public disclosure (including abstracts, or presentation to a journal, editor, meeting, seminar or other third party) that makes reference to the Compound or Information, at least thirty (30) days prior to the proposed publication or public disclosure. If in the opinion of Lixte any such publication describes a patentable invention, Lixte shall have an opportunity to request that Institution delay the proposed publication or public disclosure until after a U.S. patent application has been filed. In no event shall the delay exceed sixty (60) days from the date that Institution provides Lixte with the advance copy of the proposed publication or public disclosure that makes reference to the Compound and Information. If Lixte determines such proposed publication or public disclosure contains any Confidential Information of Lixte, it shall notify Institution within such thirty (30) day review period and Institution shall delete such Lixte Confidential Information before proceeding with its planned publication. If a publication results from work using the Compound or Information, or based on any direct contribution made to the work by any Lixte scientists, Institution agrees to acknowledge Lixte and/or give credit to Lixte scientists as scientifically appropriate.

8.       Disclaimer of Warranties, Limitation of Liability and Indemnity.

8.1.       Institution acknowledges that the Compound is experimental in nature and that it is provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. LIXTE MAKES NO REPRESENTATION THAT THE USE OF THE BIOLOGICAL MATERIAL WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER PROPRIETARY RIGHT. In no event shall Lixte be liable for any use of the Compound by Institution. To the extent permitted by Federal and State laws, Institution hereby agrees to defend, indemnify and hold Lixte harmless from any third-party claim arising out or loss, claim, damage or liability, of whatsoever kind or nature, which may arise from Institution’s acts in connection with this Agreement or the Institution’s use, handling or storage of the Compound, except to the extent such liability of claim arises from the gross negligence or willful misconduct of Lixte.

8.2.       Institution and Oncode assume no responsibility or liability for the nature, conduct or results of any research, testing or other work performed hereunder. All information, results and reports are made available by Institution “as is” and Lixte understands and agrees that such information, results and reports are experimental in nature and are made available without any representation or warranty, express or implied, including any implied warranty of merchantability, satisfactory quality or fitness for any particular purpose or any warranty that the use of the information, results and reports will not infringe or violate any patent or other proprietary rights of any third party.

8.3.       Lixte will indemnify NKI-AVL and Oncode, the Principal Investigator and every employee of NKI-AVL and Oncode (the Indemnified Parties) and keep them fully and effectively indemnified from any liability, loss or damage they may suffer as a result of claims against the Indemnified Parties arising out claims made by a third party against any of the Indemnified Parties to the extent arising as a result of Lixte’s use of any of the results or any non-public materials, works or information received from the Indemnified Parties pursuant to the terms of this Agreement. The indemnity in this clause will not apply to the extent that the claim arises as a result of the Indemnified Party’s act or omission, negligence, fraud, or willful misconduct.

8.4.       Except under the indemnities in provided in this Section 8, the liability of either Party to the other for any damage arising out of a breach of this Agreement, the Study and the results, will not extend to any indirect damages or losses, or any loss of profits, loss of revenue, loss of data, loss of contracts or opportunity even if the Party bringing the claim has advised the other of the possibility of those losses, or if they were within the other Party’s contemplation.

8.5.       Except under the indemnities in this Section 8, the aggregate liability of any Party for damages as described in Section 8.4 will not exceed in total the Budget.

9.       Term and Termination. This Agreement will commence on the Effective Date and terminate on its third anniversary, unless terminated earlier as permitted hereunder. Either Party may terminate this Agreement upon written notice in the event that the other Party is in material breach of this this Agreement and has failed to cure sure material breach within thirty (30) days of written notice of breach from the other Party. Lixte may terminate this Agreement immediately upon written notice in the event of a violation of law or Section 4.3 by Institution. Termination shall terminate all rights of Institution to use the Compound, Material and Information, but shall not relieve Institution of its obligations under this Agreement. Sections 1, 4, 5, 6, 7, 8, and 9 shall survive expiration or termination of this Agreement for any reason.

10.       Miscellaneous.

10.1.       Assignment. This Agreement, and the rights and obligations hereunder, may not be assigned, transferred, delegated or subcontracted, in whole or part, by Parties without the prior written consent of the other Parties, except that a Party may assign or transfer this agreement in its entirety to the successor to such Party’s business, whether by sale of all or substantially all of the equity or assets, by merger (whether or not such Party is the surviving entity of such merger), by operation of law or otherwise. Any assignment or transfer in violation of this Section shall be null, void and without effect. This Agreement, including the indemnification provisions, shall be binding upon and inure to the benefit of the parties hereto, their respective permitted successors, assigns, legal representatives and heirs.

10.2.       Governing Law and Dispute Resolution.

(a)       In case of any dispute over the interpretation or the execution of this Agreement, the Parties undertake to make every effort to settle their dispute by amicable agreement. In the event of a dispute a party shall issue a notice describing the basis for the dispute, and senior representatives of the Parties shall promptly meet in good faith the attempt to resolve the dispute. If the Parties are unable to settle a dispute arising out of or in connection with this Agreement within sixty (60) days of issuance the dispute notice, then either party may commence an action. In the case of an action commenced by Lixte the governing law shall be Dutch law and the action shall be brought in the Netherlands courts, and in the event of an action commenced by NKI-AVL or Oncode, then the governing law shall be New York law and the action shall be brought in the state or federal courts located in New York, New York.

(b)       In the event of any bona fide disagreement or disputed claim of any kind or nature between the Parties arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, the rights or obligations of the parties hereunder, or any payments due hereunder (each, a “Dispute”), the Parties shall attempt in good faith to resolve any Dispute promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Upon the occurrence of a Dispute, a disputing Party shall notify the other Party in writing of such Dispute (a “Dispute Notice”). The Dispute Notice shall include a statement of the Party’s position and a summary of arguments supporting that position, together with information reasonably necessary for the other Party to assess and respond to the subject of the Dispute, including copies of available supporting documents. Promptly following such Dispute Notice, the executives of both parties shall meet at a mutually acceptable time and place in good faith to attempt to resolve such Dispute by mutual agreement. If the Dispute has not been so resolved within thirty (30) days of the Dispute Notice, either Party may seek equitable and legal remedies under the court system.

10.3.       Publicity. Neither party shall use the name of the other party (or the name of any of its divisions or affiliated companies) for promotional purposes without the prior written consent of the party whose name is proposed to be used, except as set forth in Section 7.2. No news release, publicity or other public announcement, either written or oral, regarding this Agreement or performance hereunder or regarding results arising from the Study, shall be made by Institution without the prior written approval of Lixte. Institution acknowledges that Lixte may make disclosures without prior consent to the extent required under applicable securities or other laws

10.4.       Notices. All notices, consents or approvals required or permitted under this Agreement (each, a “Notice” or “notice”) will be in writing and delivered by courier or overnight delivery service, or by certified mail, and in each instance will be deemed given upon receipt, to the addresses listed below:

If to Institution:

STICHTING HET NEDERLANDS KANKER INSTITUUT – ANTONI VAN LEEUWENHOEK ZIEKENHUIS

Attn: Prof. Rene Bernards

Plesmanlaan 121

1066 CX Amsterdam, Netherlands

r.bernards@nki.nl

with a copy to:

STICHTING ONCODE INSTITUTE

Attn: Valorization Director

Jaarbeursplein 6

3521 AL, Utrecht, Netherlands

Chris.deJonghe@oncode.nl

If to Lixte:

LIXTE BIOTECHNOLOGY HOLDINGS, INC.

Attn: John Kovach, MD

680 E Colorado Blvd., Suite 180

Pasadena, CA 91101

jkovach@lixte.com

with copies to:

Joshua Rawson: joshua.rawson@dechert.com

David Ficksman: dlf@troygould.com

10.5.       Payments

(a)       In consideration for the performance of the Study, Lixte agrees to pay Institution in accordance with the Budget set forth on Exhibit A. The parties acknowledge that the amounts to be paid by Lixte are reasonable compensation for the work performed and that neither Institution nor Principal Investigator has received any other compensation or other inducement in connection with this Agreement or its participation in the Study.

(b)       Lixte will make all payments directly to Institution and not to Principal Investigator. Payments shall be made quarterly, within thirty (30) days of the issuance of a written invoice by Institution. Upon the request of Lixte, Institution will provide supporting documentation for the payments. Institution shall be responsible for any payments required to be made to Principal Investigator.

10.6.       Modifications. This Agreement may not be altered, amended or modified except by written document signed by both parties.

10.7.       Severability. If any term or condition of this Agreement, the deletion of which would not adversely affect the receipt of any material benefit by either party hereunder, shall be held illegal, invalid or unenforceable, the remaining terms and conditions of this Agreement shall not be affected thereby and such terms and conditions shall be valid and enforceable to the fullest extent permitted by law.

10.8.       No Waiver. Failure on the part of Lixte or Institution to exercise or enforce any right conferred upon it hereunder shall not be deemed to be a waiver of any such right nor operate to bar the exercise or enforcement thereof at any time or times thereafter.

10.9.        Entire Understanding. This Agreement, including the Exhibits hereto, set forth the entire understanding between the parties and any oral or written covenants, representations or warranties made by a Party in connection with the negotiations or otherwise with respect to this Agreement are not binding unless expressly stated herein.

10.10.       Execution and Counterpart. The Parties agree that this Agreement may be executed and delivered by facsimile, electronic mail, internet, or any other suitable electronic means, this Agreement may be executed in counterparts, and the Parties agree that signatures delivered by any of the aforementioned means shall be deemed to be original, valid, and binding upon the Parties.

[REMAINDER OF PAGE BLANK; SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, by duly authorized representatives, as of the last date written below.

STICHTING HET NEDERLANDS KANKER INSTITUUT – ANTONI VAN LEEUWENHOEK ZIEKENHUIS (“NKI-AVL”)		LIXTE BIOTECHNOLOGY HOLDINGS, INC. (“Lixte”).

BY:	/s/ Henri van Luenen	BY:	/s/ John S. Kovach

NAME:	Henri van Leunen	NAME:	John Kovach, MD

TITLE	: Director of Operations	TITLE:	CEO & President

DATE:	11 October 2021	DATE:	10/8/21

STICHTING ONCODE INSTITUTE (“Oncode”).

BY:	/s/ Chris de Jonghe

NAME:	Chris de Jonghe

TITLE:	Valorization Director

DATE:	11 October 2021

EXHIBIT A

THE STUDY

Research Collaboration Proposal.

Rene Bernards, The Netherlands Cancer Institute, Amsterdam, The Netherlands

Budget:

Duration of Study: two (2) years. Any extension of the Study beyond two (2) years is subject to the written approval of Lixte.

Annual project cost

a)	Salary Cost. An annual payment of Euro €75,000 towards the salary cost of a post-doc.
b)	Consumable Costs. An annual payment of Euro €40,000 for bench fees and consumables (including mouse work).
c)	Infrastructure support. An annual payment of Euro €80,500 as overheads charged at 70% of the total project costs (salary cost + consumables).

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